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                                                                      EXHIBIT 2

                               PURCHASE AGREEMENT

         This Purchase Agreement (the "Agreement") is entered into by and among ELECTRONIC TRANSMISSION CORPORATION as "Seller", A&G HEALTH PLANS, INC. as "Purchaser".

         A. Seller owns all of the outstanding shares and operates a Texas corporation known as HEALTH PLAN INITIATIVES, INC., hereinafter "HPI".

         B. Purchaser desires to buy, and Seller desires to sell all of the shares, assets and liabilities of HPI (except those specifically retained by Seller) upon the terms and conditions set forth in this Agreement.

         NOW THEREFORE, for and in consideration of the mutual agreements contained herein, Purchaser and Seller agree as follows:

         1. PURCHASE OF STOCK. On the Closing Date, in reliance upon the representations, warranties and agreements of the parties, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, free and clear from all encumbrances (except for liens securing liabilities assumed by Purchaser pursuant to this Agreement), all of the issued and outstanding stock of HPI and the assets specifically identified herein (the "Purchased Assets") for the price and terms set forth in this Agreement, to wit:


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         The assets and properties, tangible and intangible of and pertaining to or used in the Business wherever located specified and described as follow:
(i) the property, supplies and equipment listed on Schedule 1, (ii) all of Seller's right, title and interest in all contracts, agreements, and licenses, and similar documents pertaining to the Business, except those specifically retained by Seller (iv) all computer printouts, data bases and repricing software used by Seller and owned (v) all of Sellers trademarks, trade names, and other proprietary and intangible rights relating or used in connection with the Business.

         2. PURCHASE PRICE. (a) The purchase price is to be $386,000.00 subject to the offsets and modifications provided herein.

         (b) A&G shall assume all of the debts and liabilities of HPI save and except:

               i.   Any and all leases of automobiles;

               ii. Any and all leases of equipment, including but not limited to computers, fax machines, furniture, or mailing systems;

               iii. Lease for office space;

               iv. Payroll or payroll taxes incurred on or before the date of closing;

               v.   Insurance premiums;

               vi.  Employee Contracts; and

               vii. Pension and Benefit Agreements


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The existing known liabilities of HPI being assumed by Purchaser are set forth in Schedule 3 attached hereto.

         (c) With regard to the line of credit of HPI at Chase Bank, A&G shall reduce the balance owed on said line to $0.00 on or before forty-five (45) days following the closing or secure the release of Robert Fortier as guarantor on the line of credit. In this regard the parties acknowledge that on May 14, 1999 HPI used $25,000 on the line of credit to reduce the current outstanding payable to Beach Street by $25,000 and the current balance is $100,000.00;

         (d) The purchase price is to be paid by an initial $50,000 payment on closing, with installments of $14,000 per month for 24 months commencing on September 1, 1999 with a like payment on the first of each month thereafter through and including August 1, 2001.

         (e) Should Beech Street cease to provide access to its network to HPI for any reason other than non-payment on the part of A&G on or before August 1, 2001, then the monthly installments accruing thereafter shall be reduced to $10,000.

         (f) The performance of A&G hereunder shall be secured by ETC retaining a security interest in all of the stock, assets and accounts receivable of HPI or its successors or assigns until the final payment is made. In consideration of Norman Payson proving a personal guarantee of the indebtedness of A&G to ETC, ETC agrees to subordinate its security interest provided for herein in favor of a security interest required by any bank or lendor for any transaction or need on the part of A&G.

3. ADDITIONAL COMPENSATION. In addition to the purchase price, A&G agrees and shall pay to ETC the adjusted gross profit from the operation of HPI for the period April 1 through May 31, 1999. The adjusted gross profit shall be defined as gross income less network access fees as reflected on Schedule 2. Also in addition to the purchase price for the


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        period of June 1, 1999 until the closing, A&G agrees and shall pay to
        ETC the actual cost incurred by HPI for payroll and telephone expense, not to exceed $4,200.00 per month, pro rated for any partial month. The amounts due under this Paragraph 3 shall be paid as follows: 1) 50% on or before October 1, 1999 and 2) 50% on or before December 1, 1999.

                  The parties acknowledge that there may be future adjustments to the Adjusted Gross Profit for April 1, 1999 through May 30, 1999 as a result of backouts related to repricing services rendered by HPI during the period April 1, 1999 through May 30, 1999. To the extent any future adjustment related to the services rendered by HPI during the period April 1, 1999 through May 30, 1999 results in a reduction on the amount of the Adjusted Gross Profit for that period from that reflected on Schedule 2, then the reduced amount shall be the amount owed by A&G as additional compensation for Adjusted Gross Profit for the period of April 1, 1999 through May 30, 1999. If A&G has previously paid the amounts for Adjusted Gross Profit for the period prior to a reduction as a result of backouts, then in that event A&G shall be entitled to deduct the amount of any such reduction from its next scheduled installment due under Paragraph 2(d) and 2(e).

4. CLOSING.

4.1 TIME AND PLACE. The closing (the "Closing") shall take place on or before August 11, 1999 (the "Closing Date") at the offices


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of Electronic Transmission Corporation, 15301 Spectrum Drive, Addison Texas
75001 or at such other mutually convenient place as the parties may designate in writing.

4.2 DELIVERIES OF THE SELLER. At the Closing, Seller shall deliver to
Purchaser:

     (i) All of the issued and outstanding stock of HPI duly endorsed and transferred to A&G and a Bill of Sale and Assignment transferring the Purchased Assets from Seller to Purchaser;

     (ii) Appropriate evidence of all necessary corporate actions by Seller in connection with the transactions contemplated hereby, including without limitation certified copies of resolutions duly adopted by Seller's directors approving the transactions contemplated by this Agreement and authorizing the execution delivery, performance and delivery of the Agreement; and

5.3 DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver to Seller:

     (i)   The cash portion of the Purchase Price;

     (ii) Security Agreement and stock certificates securing performance by Purchaser;

     (iii) Appropriate evidence of all necessary corporate action by Purchaser in connection with the transactions contemplated


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hereby, including without limitation, certified copies of resolutions duly adopted by Purchaser's directors approving the transactions contemplated by this Agreement and authorizing the execution, delivery and performance by Purchaser of this Agreement.

6. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement are expressly conditioned upon the following:

     (i) The representations and warranties of the Seller shall be true and correct on the Closing Date as though made on the Closing Date.

7. REPRESENTATIONS AND WARRANTIES.

7.1 REPRESENTATIONS AND WARRANTIES OF THE SELLER. Seller represents and warrants to Purchaser as follows:

     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Seller has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to execute, deliver, and perform this Agreement and all writings relating hereto.

     (b) Seller has good and indefeasible title to the Purchased, and has full power and authority to convey the Purchased Assets pursuant hereto.


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     (c) The execution, delivery and performance of this Agreement and all writings relating hereto by Seller have been duly and validly authorized by the Board of Directors of Seller. This Agreement and all writings relating hereto to be signed by Seller constitute valid and binding obligations of Seller enforceable according to their respective terms. Neither the execution and delivery of this Agreement or any writing relating hereto nor the consummation by the Seller of the transactions contemplated hereby or thereby nor the compliance with any of the provisions hereof or thereof will: (i) conflict with or result in a breach of the Articles of Incorporation or Bylaws of Seller, (ii) violate any statute, law rule or regulation or any order, writ, injunction, or decree of any court or governmental authority or (iii) violate or conflict or constitute a default under any agreement or writing of any nature to which Seller is a party or by which the Purchased Assets may be bound.

     (d) As of the Closing Date there shall not have been any material change in the Purchased Assets or the Business.

     (e) As of the Closing Date the Purchased Assets are and shall be free of any liens or encumbrances except for liens expressly assumed by Purchaser pursuant to the terms hereof.

7.2. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. Purchaser represents and warrants as follows:


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         (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Purchaser has all the requisite corporate power and authority to own, lease, and operate its properties, to carry on its business as now being conducted, and to execute, deliver, and perform this Agreement and all writings relating hereto.

         (b) The execution, delivery and performance of this Agreement and all writings relating hereto by Purchaser have been duly and validly authorized by the Board of Directors of Purchaser. This Agreement and all writings relating hereto to be signed by Purchaser constitute valid and binding obligations of Purchaser enforceable in accordance with their respective terms.

7.3. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by any party to this Agreement or pursuant hereto shall survive the closing of the transactions hereunder.

8. INDEMNIFICATIONS.

8.1. INDEMNIFICATION BY SELLER. Seller shall indemnify and hold Purchaser and each of its officers, directors and shareholders harmless from and against any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, encumbrances, and reasonable costs and expenses, including without limitation, attorneys fees and court costs, suffered


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sustained, incurred or required to be paid by Purchaser: (i) because of the untruth, inaccuracy or breach of any representation, warranty, covenant or agreement of Seller contained in or made in connection with this Agreement or
(ii) arising from the operation of the Business prior to March 31, 1999 save and except the liabilities assumed by Purchaser set forth on Schedule 2.

8.2. INDEMNIFICATION BY PURCHASER AND SHAREHOLDER. Purchaser and Shareholder shall indemnify and hold Seller and each of its officers, directors and shareholders harmless from and against any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, encumbrances, and reasonable costs and expenses, including without limitation, attorneys fees and court costs, suffered, sustained, incurred or required to be paid by Seller because of the untruth inaccuracy or breach of any representation warranty, covenant or agreement of Purchaser contained in or made in connection with this Agreement.

9.0 COVENANTS.

9.1 CONDUCT OF BUSINESS. Except as otherwise contemplated by this Agreement, during the period from the date hereof to the Closing Date, Seller shall conduct its operations according to its ordinary course of business consistent with past practice. Seller shall use its reasonable best efforts to preserve intact the


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Business and to keep available the services of the officers and employees of
Seller and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having business relationships with Seller.

9.2 ACCESS TO INFORMATION. Between the date hereof and the Closing Date, Seller shall give Purchaser and its authorized representatives reasonable access to all employees, offices and other facilities of the Business to make such inspections as Purchaser may reasonably require and will furnish Purchaser with such financial and operating data and other information with respect to the Business as Purchaser may from time to time request.

9.3 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and do or cause to be done, all things reasonably necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall take all such necessary action.

9.4 CONSENTS. Each of the parties to this Agreement will use its


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best efforts to obtain consents of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

9.5 NOTIFICATION OF CERTAIN MATTERS. Seller shall give prompt notice to Purchaser of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of any party to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder; provided however, the delivery of any notice pursuant to this paragraph 9.5 shall not limit or otherwise effect the remedies available hereunder to the party receiving such notice.

10. TERMINATION. This Agreement may be terminated at any time prior to the Closing Date as follows:

     (a) by mutual written consent of Purchaser and Seller; or

     (b) by Purchaser or Seller if the Closing Date has not occurred on or before August 2, 1999; or

     (c) if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining or enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree ruling or


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other action shall have become final and nonappealable.

     The right to terminate this Agreement under paragraph 10(b) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in failure of, the Closing Date to occur.

11.0 MISCELLANEOUS.

11.1 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

11.2 EXPENSES. All expenses in connection with the transactions contemplated by this Agreement shall be paid by the party incurring same.

11.3 PARTIES IN INTEREST. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the respective successors and assigns of the parties hereto.


11.4 ENTIRE AGREEMENT. This Agreement, including the exhibits, schedules and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.


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11.5 HEADINGS. The section and paragraph headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.6 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) addressed as follows:

         If to Seller:

         Electronic Transmission Corporation

         15301 Spectrum Drive
         Suite 501
         Addison, Texas 75001

         If to Purchaser:

         A&G Health Plans, Inc.
         6620 Southpoint Drive
         Suite 100
         Dallas, Texas 75248

or to such other address or additional recipient as any party may have furnished to the others in writing in accordance herewith, except that notices of changes of address shall only be effective upon receipt.

11.7 LAW GOVERNING. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to its conflict of laws rules.


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11.8 ARBITRATION AGREEMENT. Any dispute arising out of, or related to, this agreement shall be resolved by binding arbitration conducted by the American Arbitration Association in accordance with the then applicable Commercial Arbitration Rules.

11.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and same instrument.



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     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the 11 day of August, 1999

SELLER:

ELECTRONIC TRANSMISSION CORPORATION



By
  -----------------------------
  Robert Fortier, CEO



PURCHASER:

A&G HEALTH PLANS, INC.



By
  -----------------------------
  Norman Payson, President



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